Exhibit 10.1

SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release (“Agreement”) is made by and between Nic Austin (“Employee”) and Accelrys Limited and its affiliates and associated companies, including Accelrys, Inc. (collectively “Company”). Employee and the Company are sometimes collectively referred to as the “Parties”.

RECITALS

1)	Employee has been employed by the Company as its Vice President, Research and Development.

2)	In or about October, 2006, the Parties entered into an employment agreement (“U.S. Employment Agreement”), as amended in or about January, 2007 upon Employee’s relocation to Cambridge, England (“Amendment” and, collectively, the “Employment Agreement”).

3)	The employee’s employment is terminating effective June 30, 2008 (“Termination Date”), and the parties desire to set forth the terms of such termination;

NOW THEREFORE, in consideration of the promises made herein, the Parties hereby agree as follows:

AGREEMENT

1. Transition Period. Employee is hereby resigning as the Company’s Vice President, Research and development, and from all other offices which he holds for the Company. Employee is also resigning as an employee of the Company with effect from the Termination Date. Between the date of this agreement and the Termination Date, Employee will continue to be employed by the Company, shall be entitled to all benefits, including his salary and benefits at the level at which he currently receives such benefits and will continue to engage in work for the company as requested by the Company. The Company will pay to the Employee within 14 days of the Termination Date all salary and benefits due to the Termination Date and will also pay to the Employee 12 days’ accrued but untaken vacation and the Employee’s expenses claim subject to the provisions of the Company’s Travel and Entertainment policy, excepting the time limit provisions. Except as set out in this section and Sections 2, 3 and 4 of this Agreement, Employee’s entitlement to all Company benefits shall cease on the Termination Date.

2. Company’s Obligations.

2.1 Besides the obligations on the Company set out elsewhere in this Agreement, on or about June 30, 2008, the Company shall pay Employee the amount of ninety four thousand (£94,000) British pounds, less applicable withholdings.

3. Bonus Payment. When and if bonus payments are made to the Company’s executives pursuant to the Company’s fiscal year 2008 Management Incentive Plan (the “Plan”), the Company shall tender to Employee a lump sum amount based upon the achievement against objectives as determined by the Company’s board of directors at the conclusion of the fiscal year to have been earned pursuant to the terms of the Plan. No bonus or other incentive payment shall be due Employee for the Company’s fiscal year 2009.

4. Full Satisfaction of Salary, Benefits and Vesting Obligations. Employee acknowledges and agrees that, subject to the Company complying with the terms set forth in Sections 1, 2, 3 and 4 hereof, the Company will have complied with its obligations under the Employment Agreement and will have paid all salary, wages, accrued vacation and any and all other benefits due to Employee. Employee further acknowledges and agrees that any options to purchase the Company’s stock, restricted stock units or other equity rights will cease vesting on the Termination Date. The Company confirms and Employee acknowledges and agrees that Employee may exercise any stock options vested prior to the Termination Date during a period of ninety (90) days from the Termination Date, (with the exception of option number A001830 which may be exercised within thirty (30) days of the Termination Date) solely in accordance with the terms of the applicable stock option plans and grants and confirms that the circumstances of the Employee’s leaving the Company’s employment do not disqualify or prevent the vesting of the restricted stock due to vest prior to the Termination Date (in particular the restricted stock from those granted on 6/20/06 and 6/1/07) and do not disqualify the Employee from exercising his rights under the terms of the applicable stock and stock option plans and grants. Any sums due from Employee to the Company will be deducted from his final salary payment or, in the event the cut off date for administering salary and benefits has passed, the Payments referred to in Section 2 of this Agreement.

5. Release of Claims. Employee agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to Employee by the Company and its affiliates, associated companies, officers, managers, supervisors, agents and employees. Employee, on his own behalf, and on behalf of his respective heirs, family members, executors, agents, and assigns, hereby fully and forever releases the Company and its officers, directors, employees, agents, investors, shareholders, administrators, affiliates, associated companies, divisions, subsidiaries, predecessor and successor corporations, and assigns (collectively the “Released Parties”) from any duty, obligation, cause of action or claims relating to any matters of any kind, whether known or unknown, suspected or unsuspected at the date of this Agreement or which may occur in the future arising from or relating to any omissions, acts or facts that have occurred up until and including the Termination Date, save for any failure to comply with any obligations under this agreement. Claims released hereunder include, without limitation (save for the limitation specified in this agreement and save for any further matters arising between the date of this agreement and the Termination Date), claims relating to Employee’s employment and the termination of employment; claims relating to the Employment Agreement, claims relating to, or arising from, wrongful or constructive termination/dismissal; claims relating to the right to purchase, or actual purchase or exercise of Company stock; claims relating to fraud, misrepresentation, breach of duty, securities claims; breach of contract, infliction of emotional distress, misrepresentation, unfair business practices, defamation, libel, slander, negligence, personal injury, discrimination and any other tortious conduct claims; claims for violation of any claims or rights of action under any law or statute, whether in England, Wales or the United States, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, The Worker Adjustment and Retraining Notification Act, the Older Workers Benefit Protection Act, the Family and Medical Leave Act, the California Family Rights Act, the California Fair Employment and Housing Act, the California Labor Code and the Protection from Harassment Act of 1997, claims for unfair dismissal, for a statutory or other type of redundancy payment, in relation to unauthorised deductions from wages, for unlawful detriment under the Employment Rights Act 1996, for working time or holiday pay under the Working Time Regulations 1998 or contractually, for equal pay, less favourable treatment or detriment, direct or indirect discrimination, harassment or victimisation on any unlawful ground, including, but not limited to, sex, marital or civil partnership status, race, colour, nationality, ethnic or national origin, disability, part-time or fixed-term status, sexual orientation, age, religion, religious or philosophical belief or non-belief, for making a protected disclosure (whistleblowing) under the Public Interest Disclosure Act 1998 and the Employment Rights Act 1996, in respect of the infringement of the statutory employment rights set out in the Trade Union and Labour Relations (Consolidation) Act 1992, for failure to comply with obligations under the Human Rights Act 1998, the Data Protection Act 1998 and the Protection from Harassment Act 1997, in relation to personal injuries of which the Employee is currently aware, and in relation to the right to be accompanied at disciplinary and grievance meetings. As a condition of providing the benefit set forth in Section 2.1, above, Company may require Employee to execute a further release in the form set forth in Sections 4-10 hereof.

6. Civil Code Section 1542. Employee represents that he is not aware of any claim other than the claims that are released by this Agreement. Employee acknowledges that he has had the opportunity to be advised by legal counsel and is familiar with the provisions of California Civil Code Section 1542, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR. Employee, being aware of said code section, agrees to expressly waive any rights he may have hereunder, as well as under any other statute or common law principles of similar effect in any other jurisdiction, save for rights arising from or set out in this agreement or rights arising from appropriate stock and stock option plans and grants.

7. No Pending or Future Lawsuits/Covenant not to Sue. Employee warrants and represents that he has no lawsuits, claims, or actions pending in his name, or on behalf of any other person or entity, against the Released Parties in any jurisdiction. Employee warrants and represents that, save for rights arising from any breach of this agreement or rights arising from appropriate stock and stock option plans and grants, he does not intend to bring, and will not bring, any claims on his own behalf or on behalf of any other person or entity against the Released Parties, whether in court, in a tribunal, in an administrative hearing or otherwise in any jurisdiction, nor will anyone acting on his behalf do so.

8.Complete Release. Employee agrees that the release set forth herein shall be and remain in effect in all respects a complete general release. This release does not extend to any obligations incurred under this Agreement or under appropriate stock and stock option plans and grants as set forth herein.

9.Compliance With Statutory Provisions. This Agreement (including the Certificate attached as Exhibit “A” hereto) satisfies the conditions regulating compromise agreements under the Employment Rights Act 1996, the Disability Discrimination Act 1995, the Sex Discrimination Act 1975, the Race Relations Act 1976, the Trade Union and Labour Relations (Consolidation) Act 1992, the Working Time Regulations 1998, the Part-Time Workers (Prevention of Less Favourable Treatment) Regulations 2000, the Fixed-Term Employees (Prevention of Less Favourable Treatment) Regulations 2002, the Employment Equality (Sexual Orientation) Regulations 2003, the Employment Equality (Religion or Belief) Regulations 2003 and the Employment Equality (Age) Regulations 2006 (the “Employment Legislation”).

10. Voluntary Execution and Representation by Legal Counsel. Employee hereby represents and warrants to the Company that he has received advice from Mandy Lyne(the “Adviser”) as to the terms and effect of this Agreement under the law of England and Wales prior to executing the same and (in particular) as to its effect on his ability to institute any claims against the Company. To the best of his knowledge, information and belief, the Adviser is a “relevant independent adviser” as referred to variously in the Employment Legislation.

11. Breach. Employee acknowledges and agrees that the Company is entering into this Agreement in specific reliance on the warranties, representations and waivers given within it by Employee, and that any breach of any provision of this Agreement shall constitute a material breach of this Agreement and shall entitle the Company immediately to recover the severance benefits provided to Employee under this Agreement.

12. No Admission of Liability. The Parties understand and acknowledge that this Agreement constitutes a compromise and settlement of actual or potential disputed claims. No action taken by the Parties hereto shall be deemed or construed to be an admission of any fault or liability whatsoever to the other party or to any third party.

13. Costs. The Parties shall each bear their own costs, expert fees, attorneys’ fees and other fees incurred in connection with this Agreement, except that Accelrys Limited shall pay up to £1,000 (plus VAT) as incurred by the Adviser in reviewing this Agreement as provided herein. This contribution will be paid following receipt by the Company of an invoice from the Adviser addressed to Employee but expressed to be payable by Accelrys Limited.

14. Authority. Each party represents and warrants that it has the authority to act to enter into and effectuate the terms of this Agreement.

15. No Representations. In entering into this Agreement, neither party has relied upon any representations or statements made by the other party hereto, except as expressly set forth in this Agreement.

16. Severability. In the event that any provision, or any portion thereof, becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision or portion of said provision.

17. Entire Agreement. This Agreement represents the entire agreement and understanding between the Company and Employee concerning the subject matter of this Agreement and Employee’s relationship with the Company, and supersedes and replaces any and all prior agreements and understandings between the Parties concerning the subject matter hereof. Nothing herein supersedes Employee’s confidentiality obligations set forth in Section 6 of the U.S. Employment Agreement, or confidentiality or invention assignment obligations set forth in other agreements executed by Employee, which remain in full force and effect.

18, No Waiver. The failure of either party to insist upon the performance of any of the terms and conditions in this Agreement, or the failure to prosecute any breach of any of the terms and conditions of this Agreement, shall not be construed as a subsequent waiver of any such terms or conditions. This entire Agreement shall remain in full force and effect as if no such forbearance or failure of performance had occurred.

19. No Oral Modification. This Agreement may only be amended in a writing signed by Employee and the Chief Executive Officer of the Company.

20. Governing Law. This Agreement shall be construed, interpreted, governed, and enforced in accordance with the laws of England and Wales and the parties herby agree to submit to the exclusive jurisdiction of the Courts of England and Wales.

21. Counterparts. This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

22. Taxes. Other than statutory withholdings the Company is obliged to make at the time of payment to Employee, Employee will be responsible for the payment of any tax liability incurred as a result of this Agreement and indemnifies the Company on a continuing basis against all such liabilities, including any interest, penalties, reasonable costs and expenses (other than those incurred as a result of any default or delay by the Company) which the Company may incur in respect of or by reason of payments or the provision of benefits under this Agreement, provided that no payment under this indemnity shall be made without particulars of any proposed payment being given to Employee and Employee being given a reasonable opportunity at his own expense to dispute any such payment.

23. In consideration of the payment of £100 less tax, Employee shall not solicit for employment, or advise or recommend to any other person or entity that he, she or it employ or solicit for employment or retention as an employee or consultant, any person who is an employee or consultant to the Company and its affiliates. Employee shall not make any derogatory or disparaging statement regarding the Company, its affiliates, directors, or its employees.

24. Employee warrants and represents that on the Termination Date, he will return to the Company all property belonging to the Company and its affiliates.

25. Third Party Rights. Other than Released Parties, a person who is not a party to this Agreement may not enforce any of its provisions under the Contracts (Rights of Third Parties) Act 1999.

Accelrys Limited

Dated:	Signed:
Print name:

Nic Austin

Dated:	Signed:

EXHIBIT “A”

ADVISER’S CERTIFICATE

I hereby certify that:

1. I am a solicitor of the Supreme Court of England and Wales holding a current practising certificate. There is in force a contract of insurance covering the risk of a claim by Nic Austin in respect of loss arising in consequence of my advice.

2. I have advised Nic Austin on the terms and effect of the Agreement to which this certificate is attached and in particular its effect on his ability to pursue a claim before the Employment Tribunal following his acceptance of the terms of the Agreement.

3. I am not acting and have not acted in relation to this matter for the Company or any Associated Company and am a relevant independent adviser at the time or times the advice in 2 above was given for the purposes of the Employment Legislation referred to in the Agreement to which this certificate is attached.

Signature of Qualified Solicitor

Qualified Solicitor’s Name in Print

Name of Firm

Address of Firm

Date